Exhibit 99.2

FINAL

IHOP Corp.

2004 Guidance Call Script

Operator Introduction

Good day ladies and gentlemen, and welcome to IHOP’s 2004 Guidance conference call.  As a reminder today’s conference is being recorded.  We do ask that you stay on the line for the duration of today’s call, as we will be conducting a question-and-answer session.  Directions on how to participate will be given at the end of management’s introductory remarks.

And now for opening remarks and introductions, I would like to turn the call over to Stacy Roughan, please go ahead.

Introductions – Stacy Roughan

Good morning and thank you for participating on IHOP’s 2004 Guidance conference call.  Today, with us from management are Julia Stewart, President and CEO, and Tom Conforti, CFO.

Before I turn the call over to management, we want to make you aware that we won’t be able to speak formally to our fourth quarter and fiscal year 2003 results.  As you can well understand, we are in the middle of the year-end close process and wont’ be able to share any information beyond our 2004 guidance. We will be issuing 2003 year end results on

February 26, and we will send out a formal date and conference call announcement tomorrow.

I would also like to remind you that today’s conference call contains forward-looking statements.  These forward-looking statements include such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: risks associated with the implementation of the Company’s new strategic growth plan, the availability of suitable locations and terms of the sites designated for development; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Now, I’d like to turn the call over to Julia Stewart.

2003 Highlight and 2004 Overview – Julia Stewart

Thanks, Stacy and welcome to those participating on today’s call.  We are pleased to kick off the year by sharing our performance expectations for 2004.

Last year, we made important strategic decisions about our business.  It was a year of change that began with a fundamental shift in the way we do business.  In January 2003, we announced our intention to discontinue the development and financing of new restaurants.  Instead, we would rely on franchisees to develop and finance all new IHOP restaurants.  This was a strategically important decision because it afforded us an opportunity to allocate more time and resources toward business building activities including Marketing, Operations and Training.  In addition, it positioned IHOP to generate significant cash flow by eliminating the capital requirements of developing and financing new restaurants each year.

The Company then decided to begin paying a regular quarterly dividend of $0.25 [cents] per share.  Concurrently, the Board of Directors increased the authorization to buy back shares to 2.6 million shares.  We also implemented a corporate reorganization to align our resources with the needs of our changing business.  These three initiatives were important steps for our Company as we positioned IHOP for future success.  In 2003, we began the process of executing against these initiatives and established positive momentum in our business.  This momentum led to the best annual comp-store sales results our Company has experienced in 10 years.  Fourth quarter 2003 comp-store sales increased 6.0% — which was the strongest quarterly comp-store performance for the year.  And, for the full year 2003, comp-store sales increased 4.8%.  This is a tribute to the decisions we made and reflects the commitment of our franchisees and employees to IHOP’s vision of becoming number one in family dining.

Looking ahead, we expect to build on our successes from 2003.  As I’ve said to many of you, it’s steady as she goes at IHOP.  In fact, the theme for this year’s National Franchise Convention in September is “Delivering the Promise.”  For me, this means superior execution of our business strategy.  Let me walk you through our plans for 2004.

We expect to build on our development success by continuing to sign Multi-Store and Single-Store Development Agreements with existing and new franchisees.  Rick Celio, our Vice President of Franchise Development, is providing franchising and development leadership and now has additional resources and staffing to drive this effort.  Additionally, we have strengthened our recruiting strategy to help us attract franchisees that possess the financial and operational ability to develop and finance IHOP restaurants.  We will be pursuing franchisees in target markets that represent our largest franchise opportunities in 2004.  Our development progress is a critical success factor as we fully transition to our new model.

We will continue our “Come hungry. Leave happy.” advertising campaign with the addition of a third period of network advertising in 2004.  Building upon the strength of our breakfast offerings, we will look to promote our lunch and dinner day parts as represents our greatest sales opportunity.  Limited time offers unique to IHOP will continue in 2004 to drive increased traffic throughout our system.  These product promotions will of course include new breakfast offerings, but you will also see an increased focus on lunch and dinner promotions.

Last week, we announced the appointment of John Koch as Vice President of Product, Menu and Purchasing.  With John’s appointment, we’ve added strong management leadership to drive our R&D efforts.  John and his team will also be working on core menu changes to enhance existing items, introduce new products and streamline IHOP’s overall menu.  Through these initiatives, we expect to build credibility with consumers so they think of IHOP not only for breakfast, but at lunch and dinner as well.

Operationally, franchisees have embraced IHOP’s mystery shop program, which has introduced an increased level of accountability within our franchise community.  We will use this successful approach to continue to elevate the operational standards of our system.  In Training, we will take the opportunity not only to train on product promotions, but to instill a hospitality focus with our restaurant personnel.  Hospitality has been identified by our mystery shop program as an area where we could meaningfully improve our guests’ perceptions of IHOP.

As you may recall, during our reorganization, we established the separate management of Company-operated and franchised restaurants.  This move allows us to more effectively improve the performance of Company-operated restaurants so that we can refranchise them in an accelerated manner.  In addition, we intend to create a dedicated Company restaurant market in Cincinnati, where we plan to develop 15 to 20 restaurants over the next three years.  A dedicated Company market will allow us to develop and hone “best in class” operational initiatives and training programs, and test new products and Marketing programs for use in our franchise restaurants throughout the country.

We have changed the focus of our field consultants to a greater business partner role with our franchisees and separated the standards enforcement function they previously performed.  Now, a dedicated group will perform operational audits while our field consultants will focus on driving franchisee performance.  We expect to see the benefit of this value-added focus during 2004.

Another initiative we are working on is a new remodel and prototype package which we expect to complete by mid-year.   The results of this initiative will be seen in late 2004 and in 2005.

We are also committed to investing in our Information Technology infrastructure.   During 2004, we will implement technology solutions for the Restaurant Support Center and our franchisees, which are designed to gain access to data and enable Corporate to better support the goal of improved unit level performance.

For IHOP, 2004 is all about execution, but at a much higher level.  That involves remaining close to the strategies that drove our performance last year and introducing new and complimentary initiatives in 2004 that further support our vision of becoming number one in family dining.  I’ve mentioned some of them already and they include improved franchise recruiting, additional network advertising, an increased emphasis on lunch and dinner, core menu redesign, hospitality training, value-added franchisee consulting and the build out of our Cincinnati Company market. The management team and I firmly believe that our long term success lies in our commitment to and execution of these business strategies.

What this means to our financial performance, I’ll cover briefly and then turn the call over to Tom Conforti.  In 2004, we expect earnings per share to be in the range of $1.65 to $1.75, which is consistent with the guidance we’ve provided for 2003.  This assumes that system-wide sales will be in the range of $1.8 billion [dollars] to $1.9 billion [dollars], reflecting the benefit of a 53rd week in 2004.

Looking at development, we ended 2003 with 56 restaurants developed by IHOP, 13 developed by franchisees and five by our Florida area licensee.

In 2004, we expect to add 40 to 55 new restaurants to our system.  We expect our franchisees to develop approximately 30 to 40 new restaurants.  IHOP Corp. will develop approximately 5 to 10 new restaurants, which includes the hold over of four restaurants from 2003 and our old business model, as well as the addition of Company-operated restaurants in Cincinnati.  And, we expect our area licensee in Florida to develop approximately five restaurants in 2004.  In terms of timing, we expect restaurant development to be back loaded, with the majority of openings occurring in the second half of 2004.

Now, I’d like to turn the call over to Tom Conforti, our CFO, to provide more detail on our 2004 guidance and performance assumptions.

2004 Guidance and Performance Assumptions – Tom Conforti

Thanks, Julia.  Turning to our bottom line performance expectations, as Julia said, we expect earnings per share to be in the range of $1.65 to $1.75, which is consistent with previous EPS guidance for 2004 of being flat to slightly down from 2003’s range of $1.65 to $1.75.  This EPS guidance takes into account several assumptions, which I want to walk you through to help you better understand underlying business factors and impact of our new operating model in 2004.

Before commenting about our reporting segments, let me take a brief moment to explain the effect that the aggressive refranchising of Company-operated restaurants in the fourth quarter 2003 has on our financial statements in 2004.  Through our proactive refranchising efforts, in the fourth quarter 2003, we decreased the number of Company-operated units from 68 to 44.  This was done for both strategic and financial reasons.  Ours is a franchising business, and we would rather see restaurants in the hands of strong franchise operators.  In addition, from an earnings and cash perspective, the franchising business is preferred.

In 2003, as we refranchised these units, we recognized the fee associated with these transactions.  In order to refranchise many of these restaurants, we set deal terms in a way that made the deals more attractive to franchisees.  In many cases, we lowered the royalty rates.  So, you will see going forward that our average royalty rate has come down a bit to approximately 4.3%.  In our rental segment, overall rent profit is increasing because we are being paid rent on more deals.  However, Rental margin is declining because we accepted lower margins than usual to complete the deals.  In the Financing segment, you will see an increase in interest income as we financed all of the restaurants we franchised.  However, the interest income from our franchise and equipment notes will be approximately 10 to fifteen basis points lower as a percentage of franchise retail sales because of concessions we made to complete these deals.  With substantially fewer Company-operated restaurants, you will see a dramatic reduction of losses in our Company Operations segment.  In addition, because we have fewer Company-operated restaurants, we’ve been able to decrease SG&A associated with those activities required for the intensive business of restaurant operations.

One final point before I get into our financial statements has to do with how the 53rd week affects our performance in 2004.  We work on a weekly fiscal calendar.  In order to align our fiscal year end to the calendar year, we utilize a 53-week fiscal calendar approximately every six years to account for this required adjustment.  This produces several effects on our financial results in 2004.  First, we record an additional week of Retail Sales and the revenues associated with these sales [for Royalty & Pancake Flour].  We also bill and record one additional week of Rental income and income from equipment notes and franchise fee notes.  However, on the expense side, we do not add any additional rental expense because our leases are paid monthly.  So, this is the dynamic you have to keep in mind when considering the affect of the 53rd week in 2004.

Turning to our segments, in 2004, Franchise Operations segment profit is expected to increase approximately 6%.  This increase is primarily due to increased sales expected at franchise restaurants from annualized restaurant growth in 2003 and new development in 2004, and increasing sales per unit.  Franchise Operations reflect our core business going forward and includes revenue from Royalty, Merchandise, Advertising and Core “Franchise” Fee.  Franchise Operations margin is expected to decline in 2004 primarily due to lower royalty rates from refranchised restaurants and lower franchise fees due to the decrease in the number of restaurants for which we receive a fee.

Rental Operations segment profit is expected to increase approximately 20% in 2004.  This increase is primarily due to an increase in the number of rental agreements associated with the refranchising of Company-operated restaurants and the annualized effect of 2003 openings.  Rental Operations include revenue from operating leases and interest income from direct financing leases.  Rental Operations margin is expected to remain relatively flat in 2004 because of the benefit of how we account for the 53rd week offsetting the decline in margin from refranchising Company-operated restaurants.

Company Operations segment profit is anticipated to improve approximately 50% in 2004.  This increase is largely due to a fewer number of Company-operated restaurants as a result of our successful refranchising efforts.  Company Operations margin is expected to decline in 2004 as remaining Company-operated restaurants are weaker performers.

Financing Operations segment profit is expected to decrease approximately 45% in 2004.  This decrease is primarily due to the significant reduction in the number of units for which we will receive an extraordinary development and financing fee.  Financing Operations reflects the financing business we are exiting.  The two major components of this segment include our development/franchising component of our franchise fee — that amount of the fee greater than $50,000 — plus the full revenue and cost associated with the equipment and interest on franchise and equipment notes.  As a result of our business model change, the elimination of this development and financing fee will lead to a margin decline in this segment.  This will be offset by increased interest income received due to the increased number of restaurants developed in 2003 and 2004, and the higher number of refranchised restaurants.

SG&A will grow modestly to a range between $52 million to $57 million in 2004.  The $3 million in annual cost savings anticipated as a result of last year’s reorganization will not take full effect until next year as certain reorganization steps are planned for completion later 2004 and in 2005.

That should give you a good sense for what will be happening with earnings in 2004.  I would like to now turn our discussion to cash flow. One of the expected benefits of our business model change is increasing cash flow.  Let’s first look at the two main sources of cash in our Company. In 2004, we expect cash from operations to range between $50 million and $55 million.  In addition, principal receipts from notes and equipment contracts receivable will range between $17 million and $22 million.  These two combined sources of cash will generate between $67 million and $77 million in 2004.

Turning to our cash commitments, in 2004, $10 million is committed to the repayment of long-term debt principal and capital lease obligations.  I want to be clear that this debt repayment is not related to our 2002 private placement.  However, I do want to point out, that starting in 2006 and going until 2012, debt repayment will increase by approximately $15 million annually because of the scheduled pay down of our 2002 private placement during that period.  Planned capital expenditures in 2004 total approximately $12 million, of which $3 million is associated with Company developed restaurants that rolled over into 2004 from 2003’s development schedule.  The remaining $9 million will be used for developing new restaurants in Cincinnati and building an Information Technology infrastructure.  Therefore, remaining cash generated during 2004 before dividend payment, share buyback activities and other strategic uses of cash will be between $45 million and $55 million in 2004.

Now, I’d like to turn the call back to Julia.

Closing Remarks – Julia Stewart

Thanks, Tom.  We hope this has been helpful in providing a better understanding of our performance expectations for 2004.  As I said at the beginning of the call, this year is a year of execution, just at a higher level.  We are single minded in our vision of becoming number one in family dining.  And, our goal is to become world class in every aspect of our business.  Our long- term success lies in our commitment to and execution of our business strategy… and we are staying the course for a great 2004.

Now, we would be pleased to answer any questions you might have.  Operator?